Exhibit 99.1

Company Contact - Jim Dorsey
BioClinica, Inc.
267-757-3040

Trade Media — Rachel Summers
Diccicco Battista Communications
484-342-3600

Investor Contact - Michael Porter
Financial Media - Bill Gordon
Porter, LeVay & Rose, Inc.
212-564-4700

FOR IMMEDIATE  RELEASE

BIOCLINICA REPORTS 14.9% GROWTH IN FIRST QUARTER SERVICE REVENUES

-Announces Record Backlog of $125.8 million-

— Conference Call Today at 11:00 A.M. EDT —

NEWTOWN, PA, May 9, 2012 — BioClinica®, Inc. (NASDAQ: BIOC), a leading global provider of clinical trial management solutions, today announced its financial results for the first quarter ended March 31, 2012.

Financial highlights for the quarter ended March 31, 2012 include:

•                  Service revenues increased 14.9% to $18.6 million as compared with $16.1 million for the same period 2011.

•                  GAAP operating income was $1.6 million as compared with $567,000 including a restructuring charge of $679,000 for the same period 2011.

•                  GAAP net income improved year-over-year to $994,000, or $0.06 per fully diluted share as compared with $351,000, or $0.02 per fully diluted share. First quarter 2011 results included a restructuring charge of $426,000 or $0.03 per share.

•                  Non-GAAP operating income increased 17.1% to $2.2 million as compared with $1.8 million for the same period 2011.

•                  Non-GAAP net income increased 17.8% to $1.4 million compared with $1.2 million; this equated to $0.08 per fully diluted share, as compared with $0.07 per fully diluted share in the same period 2011.

•                  Backlog increased to a record $125.8 million.

Mark L. Weinstein, President and Chief Executive Officer of BioClinica said, “Business continued to be solid across our eClinical and medical imaging offerings. This was another strong quarter of year-over-year growth in service revenue, and the 14.9% growth represents the strongest percentage year-over-year increase in more than two years.  The strong first quarter results reflect the increased adoption of our technologies by our customers who are benefitting from the economic and competitive advantages of BioClinica’s clinical trial solutions that are flexible, easy-to-use and integrate easily with other clinical processes and technology applications. We enjoyed another strong quarter of contract signings, with enterprise-wide and multi-product agreements important components of our success.  Our eClinical solutions were bolstered by agreements with several companies involved in large, late-stage trials, as well as by a steady stream of business from small and mid-tier pharmaceutical and biotech companies. Our medical imaging solutions showed strength as well, with significant opportunities in the CNS, musculoskeletal and oncology areas.”

-more-

“BioClinica’s strong relationship with Microsoft continues to be an advantage to us, as we enable our customers to leverage Microsoft SharePoint and Microsoft Office Suite investments to drive down cost and improve information accessibility and usability. Using the Microsoft platform enables us to develop and deploy new technologies in a cost-efficient and timely manner, ultimately resulting in economic benefits for our clients.  Our recently signed OnPoint CTMS agreements in both the U.S. and Europe, and the recent partnership agreements signed with NextDocs and Paragon Solutions, are just a few examples of how our Microsoft relationship has been an important component of our success,” he continued.

“Our medical imaging solutions are also benefitting from strategic partnerships,” he added.  “Our partnership with Mirada Medical enables us to offers clients the most sophisticated level of clinical analysis for oncology PET scan image processing, and extends the amount of support that we provide in oncology clinical trials.”

Mr. Weinstein concluded, “Our record backlog of $125.8 million bodes well for our continued revenue growth throughout the next several quarters. During the first quarter we experienced strong contract signings, and interest in our product suite continues to increase as we broaden our offerings.  We remain confident in our business model, and are reiterating our expectations for full-year 2012 service revenue to be in the range of $73 to $77 million, our full-year GAAP EPS to be in the range of $0.26 to $0.32 per fully diluted share, and our full-year non-GAAP EPS to be in the range of $0.36 to $0.42 per fully diluted share.”

Conference Call Information

Management of BioClinica, Inc. will host a conference today at 11:00 a.m. EDT.  Those who wish to participate in the conference call may telephone 877-869-3847 from the U.S.; international callers may telephone 201-689-8261, approximately 15 minutes before the call.  There will be a simultaneous webcast on www.bioclinica.com.  A digital replay will be available by telephone approximately two hours after the call’s completion for two weeks, and may be accessed by dialing 877-660-6853 from the U.S. or 201-612-7415 for international callers, Acct # 360; Replay ID # 390721. The replay will also be on the website under the “Investors” section at www.bioclinica.com for two weeks.

Non-GAAP Financial Information

BioClinica is providing information on 2012 and 2011 non-GAAP income from operations, non-GAAP net income and non-GAAP diluted earnings per share that exclude certain items, as well as the related income tax effects, because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. The non-GAAP information excludes, certain of which are recurring in nature, the impact of stock-based compensation, amortization of intangible assets related to acquisitions, restructuring charges and merger and acquisition costs. We believe the non-GAAP information provides supplemental information useful to investors in comparing our results of operations on a consistent basis from period to period. Management uses these non-GAAP measures in assessing our core operating performance and evaluating our ongoing business operations. These measures are not in accordance with, or an alternative for, generally accepted accounting principles (GAAP) and may be different from non-GAAP measures used by other companies. Therefore, the information may not necessarily be comparable to that of other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.  Investors are encouraged to review the reconciliations of these non-GAAP financial measures to the comparable GAAP results, which are included below in this press release.

About BioClinica, Inc.

BioClinica, Inc. is a leading global provider of integrated, technology-enhanced clinical trial management solutions. BioClinica supports pharmaceutical and medical device innovation with imaging core lab, internet image transport, electronic data capture, interactive voice and web response, clinical trial management and clinical supply chain design and optimization solutions. BioClinica solutions maximize efficiency and manageability throughout all phases of the clinical trial process. With over 20 years of experience and more than 2,000 successful trials to date, BioClinica has supported the clinical development of many new medicines from early phase trials through final approval. BioClinica operates state-of-the-art, regulatory-body-compliant imaging core labs on two continents, and supports worldwide eClinical and data management services from offices in the United States, Europe and Asia. For more information, please visit www.bioclinica.com

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  In particular, the Company’s statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the Company’s ability to convert backlog into revenue as a result of many factors, including but not limited to, contract cancelations; the consummation and the successful integration of current and proposed acquisitions, the timing of projects due to the variability in size, scope and duration of projects, estimates and guidance made by management with respect to the Company’s financial results, backlog, critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company’s control.  The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements.  The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance. You should review the Company’s filings, especially risk factors contained in the Form 10-K and the recent Form 10-Q.

- FINANCIAL TABLES TO FOLLOW –

BIOCLINICA, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	For the Three Months Ended
	3/31/12	3/31/11

Service revenues	18,551	16,144
Reimbursement revenues	4,134	3,521
Total revenues	$22,685	$19,665

Costs and expenses:
Cost of service revenues	11,598	10,557
Cost of reimbursement revenues	4,134	3,521
Sales & marketing expenses	2,614	1,860
General & admin. expenses	2,602	2,222
Amortization of intangible assets related to acquisitions	153	156
Mergers & acquisition related costs	—	103
Restructuring costs	—	679
Total cost and expenses	21,101	19,098

Operating income	1,584	567
Interest income (expense) - net	(13)	(7)
Income before income tax	1,571	560
Income tax provision	577	209
Net income	$994	$351

Basic earnings per share	$0.06	$0.02

Weighted average number of shares - basic	15,644	15,652

Diluted earnings per share	$0.06	$0.02

Weighted average number of shares - diluted	16,512	16,417

BIOCLINICA, INC. AND SUBSIDIARIES

GAAP to non-GAAP Reconciliation (1)

(in thousands, except per share data)

(unaudited)

	For the Three Months Ended
	3/31/12	3/31/11

GAAP operating income	1,584	567
Stock-based compensation *	424	341
Amortization of intangible assets related to acquisitions	153	156
Mergers & acquisition related costs	—	103
Restructuring charges	—	679
Non-GAAP operating income	$2,161	$1,846

GAAP net income	994	351
Stock-based compensation, net of taxes	268	214
Amortization of intangible assets related to acquisitions, net of taxes	97	98
Mergers & acquisition related costs, net of taxes	—	65
Restructuring charges, net of taxes	—	426
Non-GAAP net income (2)	$1,359	$1,154

GAAP diluted earnings per share	$0.06	$0.02

Non-GAAP diluted earnings per share	$0.08	$0.07

* Stock based compensation included in total costs and expenses is as follows:
Cost of service revenues	134	124
Sales & marketing expenses	14	11
General & admin. expenses	276	206
	424	341

(1) This table presents a reconciliation of GAAP to non-GAAP income from operations, net income and diluted earnings per share for the three months ended March 31, 2012 and 2011.  The non-GAAP information excludes the impact of stock-based compensation, amortization of intangible assets related to acquisitions, restructuring charges and merger and acquisition costs.

(2) The effective tax rate used for fiscal 2012 is 36.8%

BIOCLINICA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2012	December 31, 2011
ASSETS

Cash & cash equivalents	$12,649	$12,575
Accounts receivable, net	16,826	16,353
Prepaid expenses & other current assets	1,773	1,743
Deferred income taxes	5,235	5,637
Total current assets	36,483	36,308

Property & equipment, net	17,098	16,186
Intangibles, net	1,655	1,808
Goodwill	34,302	34,302
Deferred income taxes	1,000	1,021
Other assets	818	796

Total assets	$91,356	$90,421

LIABILITIES

Accounts payable	$3,477	$2,422
Accrued expenses & other current liabilities	4,572	5,944
Deferred revenue	13,443	13,438
Deferred income tax	—	526
Current maturities of capital lease obligations	522	423
Current liability for acquisition earn-out	2,000	2,000
Total current liabilities	24,014	24,753

Long-term capital lease obligations	1,846	1,535
Deferred income taxes	4,728	4,499
Other liability	1,552	1,574
Total liabilities	32,140	32,361

STOCKHOLDERS’ EQUITY
Common stock	4	4
Treasury stock (3)	(1,666)	(1,126)
Additional paid-in-capital	50,240	49,564
Retained earnings	10,584	9,590
Accumulated other comprehensive income	54	28
Total stockholders’ equity	59,216	58,060

Total liabilities & stockholders’ equity	$91,356	$90,421

(3) During the first quarter 2012, the company repurchased 100,700 shares of BioClinica stock at an average price of $5.05 per share, as part of its stock repurchase program.  At the end of the first quarter, there was $334,000 of funds remaining that may yet be used to repurchase shares under the plan that originally authorized purchases up to $2 million.

BIOCLINICA, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	For the Three Months Ended
	3/31/12	3/31/11

Cash flows from operating activities:
Net income	994	351
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,237	1,030
Provision for deferred income taxes	126	41
Accretion of acquisition earn-out	—	57
Stock based compensation	424	341
Gain on sale/leaseback	22	—
Changes in operating assets and liabilities:
Increase in accounts receivable	(473)	(778)
Increase in prepaid expenses & other current assets	(36)	(111)
Increase in other assets	(23)	(22)
Increase in accounts payable	517	1,435
Decrease in accrued expenses & other current liabilities	(1,422)	(1,077)
Increase (decrease) in deferred revenue	6	(221)
(Decrease) increase in other liabilities	(26)	122
Net cash provided by operating activities	$1,346	$1,168

Cash flows from investing activities:
Purchases of property & equipment	(259)	(303)
Capitalized software development costs	(1,189)	(977)
Net cash used in investing activities	$(1,448)	$(1,280)

Cash flows from financing activities:
Payments under capital lease obligations	(104)	(40)
Proceeds from sale/leaseback	515	—
Purchase of treasure stock	(540)	(188)
Proceeds from exercise of stock options	286	35
Net cash used provided by (used in) financing activities	$157	$(193)

Effect of exchange rate changes on cash	19	65

Net increase (decrease) in cash & cash equivalents	$74	$(240)
Cash and cash equivalents at beginning of period	$12,575	10,443
Cash and cash equivalents at end of period	$12,649	$10,203

####